SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2010

COPANO ENERGY, L.L.C.
(Exact name of registrant as specified in its charter)

Delaware	001-32329	51-0411678
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

	2727 Allen Parkway, Suite 1200 Houston, Texas	77019
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (713) 621-9547

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

MICP Administrative Guidelines for 2010

On February 17, 2010, the Compensation Committee of the Board of Directors of Copano Energy, L.L.C. (“Copano”) adopted the 2010 Administrative Guidelines (the “2010 Guidelines”) for Copano’s Management Incentive Compensation Plan (the “MICP”).  The 2010 Guidelines provide for common financial and operational objectives and an individual personal objective.  For 2010, 60% of each MICP participant’s target award is attributable to a single financial objective, 30% is attributable to operational objectives (10% for each of three objectives), and 10% is attributable to a personal objective.

The financial objective for 2010 consists of Copano’s attainment of one of three levels (threshold, target or maximum) of total distributable cash flow per common unit for 2010. Copano’s achievement of the threshold, target or maximum level will entitle MICP participants to 50%, 100% or 150%, respectively, of the portion of their 2010 individual target awards attributable to the financial objective.  For a definition of total distributable cash flow, please read “Non-GAAP Financial Measure” below.

Operational objectives are directed at achievement of superior operating and financial performance and are tailored specifically to each of Copano’s operating segments, as appropriate.  Copano’s corporate management will be evaluated on a company-wide basis.  Generally, management’s attainment of a threshold, target or maximum level of each operational objective will entitle MICP participants to 50%, 100% or 150%, respectively, of the portion of their individual target awards attributable to the operational objective.  Achievement of the personal objective for 2010 will be determined for each participant based on a subjective assessment of his or her performance.  Participants could receive between 0% and 150% of the portion of their individual target awards attributable to the personal objective.

2010 Targets for Named Executive Officers

On February 17, 2010, the Compensation Committee approved individual target awards for MICP participants.  The 2010 targets for Copano’s named executive officers are set forth below.

Participant	Position	Target
R. Bruce Northcutt	President and Chief Executive Officer	70%
Carl A. Luna	Senior Vice President and Chief Financial Officer	50%
John A. Raber	Executive Vice President; President and Chief Operating Officer, Rocky Mountains	50%
Sharon J. Robinson	Senior Vice President; President and Chief Operating Officer, Oklahoma	50%

Amended and Restated MICP

On February 18, 2010, the Board amended and restated Copano’s MICP to include a “clawback” provision, among other things.  The clawback provision applies if Copano fails to comply with securities laws and has to restate its financial results due to participant misconduct.  The clawback would be triggered if the Board or Audit Committee determined that an MICP participant engaged in fraudulent, willful or grossly negligent misconduct that contributed to the need for a restatement or was knowing or grossly negligent in failing to prevent such misconduct. Under these circumstances, Copano could require the participant to repay the portion of his or her bonus, for any year affected by the restatement, that would not have been paid had Copano’s financial results been properly reported.  Additionally, if the Board or Audit Committee concludes that a participant has engaged in fraud, embezzlement or other similar misconduct materially detrimental to Copano, then Copano could require the participant to repay all MICP awards he or she received for the years during which the misconduct occurred.

    The Amended and Restated MICP also includes a revised definition of “Affiliate,” which reflects Copano's previously disclosed modification of the arrangement by which Copano/Operations, Inc. and its affiliates and Copano and its subsidiaries share certain employees, and the related transfer of employment of those employees from Copano/Operations, Inc. to Copano.

Copies of the amended and restated MICP and the 2010 Guidelines for the MICP are filed with this report as Exhibits 99.1 and 99.2, respectively.

Non-GAAP Financial Measure

Total distributable cash flow is a non-GAAP financial measure.  We define total distributable cash flow as net income plus: (i) depreciation, amortization and impairment expense (including amortization expense relating to the option component of our risk management portfolio); (ii) cash distributions received from investments in unconsolidated affiliates and equity losses from such unconsolidated affiliates; (iii) provision for deferred income taxes; (iv) the subtraction of maintenance capital expenditures; (v) the subtraction of equity in earnings from unconsolidated affiliates and (vi) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period, such as equity-based compensation, mark-to-market changes in derivative instruments, and our line fill contributions to third-party pipelines and gas imbalances.  Maintenance capital expenditures are capital expenditures employed to replace partially or fully depreciated assets to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows.

Item 9.01. Financial Statements and Exhibits.

(d)                                  Exhibits.

Exhibit No.	Description

99.1	Amended and Restated Copano Energy, L.L.C. Management Incentive Compensation Plan

99.2	2010 Administrative Guidelines for Copano Energy, L.L.C. Management Incentive Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPANO ENERGY, L.L.C.

Date: February 23, 2010	By:	/s/ Douglas L. Lawing
Douglas L. Lawing
Executive Vice President, General Counsel
and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Amended and Restated Copano Energy, L.L.C. Management Incentive Compensation Plan

99.2	2010 Administrative Guidelines for Copano Energy, L.L.C. Management Incentive Compensation Plan